EXHIBIT 23.2

CONSENT OF MORRISON, BROWN, ARGIZ & FARRA, LLP

We consent to the incorporation by reference in this Registration Statement of Sun American Bancorp on Form S-8 to the use of our report dated February 3, 2006 with respect to the financial statements of Beach Bank at December 31, 2005 and 2004 and for the years then ended as included in the Form 8-K of Sun American Bancorp.

/s/ Morrison, Brown, Argiz & Farra, LLP
Morrison, Brown, Argiz & Farra, LLP

Miami, Florida
January 30, 2007